File No. 070-09179


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM U-1
               ---------------------------------------------------
                           APPLICATION OR DECLARATION
                                      under

                 The Public Utility Holding Company Act of 1935
               ---------------------------------------------------

                              WPS Resources Corporation
                               700 North Adams Street
                                   P.O. Box 19001
                              Green Bay, WI  54307-9001

               (Name of company or companies filing this statement
                  and addresses of principal executive offices)
               ---------------------------------------------------

                                      None

   (Name of top registered holding company parent of each applicant or declarant)
               ---------------------------------------------------

                                   Larry L. Weyers
                        President and Chief Executive Officer
                              WPS Resources Corporation
                               700 North Adams Street
                                   P.O. Box 19001
                              Green Bay, WI  54307-9001

                   (Names and addresses of agents for service)
               ---------------------------------------------------

   The Commission is requested to mail signed copies of all orders, notices and communications to the following:

                               Michael S. Nolan, Esq.
                                   Foley & Lardner
                              777 East Wisconsin Avenue
                              Milwaukee, WI  53202-5367

   1. Applicants hereby amend Item No. 6, Exhibits and Financial Statements, of their Application or Declaration by filing the following:

        A.   Exhibits
              Method      Exhibit
             of Filing    Number                    Description

          Form SE           D-1   Application filed with the FERC requesting
                                  approval of the Merger.

          Filed             D-2   Letter dated March 11, 1998, from Nuclear
          Electronically          Regulatory Commission regarding safety
          Herewith                evaluation associated with WPSR's pending
                                  merger with UPEN.

          Form SE           E-1   Map of service areas and transmission systems
                                  of UPPCo and Public Service (Exhibit I to
                                  Exhibit D-1 hereto).

          Form SE           E-2   List of generating facilities in which Public
                                  Service has an ownership interest (Exhibit
                                  APP-11 to Exhibit D-1 hereto).

          Form SE           E-3   List of generating facilities in which UPPCo
                                  has an ownership interest (Exhibit APP-12 to Exhibit D-1 hereto).

          Form SE           E-4   UPEN corporate chart (Exhibit 2 to Exhibit D-1
                                  hereto).

          Form SE           E-5   WPSR corporate chart (Exhibit 2 to Exhibit D-1
                                  hereto).

          Form SE           E-6   Post-merger  corporate  chart  (Exhibit  2  to
                                  Exhibit D-1 hereto).

          Filed             F-1   Preliminary Opinion of Counsel.
          Electronically
          Herewith

                                   SIGNATURE

             Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Application to be signed on its behalf by the undersigned thereunto duly authorized.

                            WPS Resources Corporation

                            By:  /s/ Patrick D. Schrickel
                                 Patrick D. Schrickel,
                                 Executive Vice President

                            Date: March 23, 1998